Attachment 1
Form of
PROMISSORY NOTE

NEW YORK, NEW YORK	December 12th, 2007

$1,000,000.00

FOR VALUE RECEIVED, 231 Norman Avenue, LLC, having an address at 231 Norman Avenue, Brooklyn, NY 11222 ("Maker"), hereby covenants and promises to pay to World Group Shipping Ltd., an Israeli limited liability company, having an address at 3 Hayetzira St, Ramat Gan, Israel (“Payee"), or order, at Payee's address first above written or at such other address as Payee may designate in writing, One Million US Dollars ($1,000,000.00), lawful money of the United States of America, together with interest thereon computed at the rate of Eighteen percent (18%) per annum, on an actual day/360 day basis (i.e., interest for each day during which any of the principal indebtedness is outstanding shall be computed at the aforesaid rate divided by 360) on May 28th, 2008.

Maker covenant and agree with Payee as follows:

1. Maker will pay the indebtedness evidenced by this Note as provided herein.

2. In the event any payment due hereunder shall not be paid within five (5) days of the date when due, such payment shall bear interest a rate equal to the lesser of twenty-four (24%) per cent per annum, or the highest lawful rate permitted under applicable Law, from the date when such payment was due until paid. In addition, Maker shall pay a late payment premium of 6 percent of any principal or interest payment made more than 5 (five) days after the due date thereof, which premium shall be paid with such late payment. The obligations of Maker under this Note are subject to the limitation that payments of interest shall not be required to the extent that the charging of or the receipt of any such payment by the holder of this Note would be contrary to the provisions of law applicable to the holder of this Note limiting the maximum rate of interest which may be charged or collected by the holder of this Note.

3. The holder of this Note may declare the entire unpaid amount of principal and interest under this Note to be immediately due and payable if Maker defaults in the due and punctual payment of any installment of principal or interest hereunder.

4. Maker shall have the right to prepay the indebtedness evidenced by this Note, in whole or in part, without penalty, upon ten days prior written notice to Payee. The installment payments provided for herein shall continue without change after any such prepayment.

5. Maker, and all guarantors, endorsers and sureties of this Note, hereby waive presentment for payment, demand, protest, notice of protest, notice of nonpayment, and notice of dishonor of this Note. Maker and all guarantors, endorsers and sureties consent that Payee at any time may extend the time of payment of all or any part of the indebtedness secured hereby, or may grant any other indulgences.

6. Any notice or demand required or permitted to be made or given hereunder shall be deemed sufficiently made and given if given by personal service or by Federal Express courier or by the mailing of such notice or demand by certified or registered mail, return receipt requested, with postage prepaid, addressed, if to Maker, at Maker’s address first above written, or if to Payee, at Payee's address first above written. Either party may change its address by like notice to the other party.

7. This Note may not be changed or terminated orally, but only by an agreement signed by the party against whom enforcement of any change, modification, waiver, or discharge is sought. This Note shall be construed and enforced in accordance with the laws of New York.

IN WITNESS WHEREOF, Maker has executed this Note on the date first above written.

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By /s/ Marc Narboni
Name: Marc Narboni
Title CEO